Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

DOWDLE GAS, INC.,

JOHN CHARLES DOWDLE INVESTMENT MANAGEMENT TRUST,

J. NUTIE DOWDLE,

JOHN C. DOWDLE

and

INERGY PROPANE, LLC

(October 4, 2005)

i

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF BUYER		23
7.1	Organization; Documentation	23
7.2	Authority; Binding Effect	24
7.3	No Creation of Violation, Default, Breach or Encumbrance	24
7.4	Brokers and Finders	24
7.5	No Litigation, Adverse Events or Violations	24
7.6	Approvals, Licenses and Authorizations	24

ARTICLE 8. COVENANTS OF THE PARTIES		25
8.1	Further Assurances	25
8.2	Compliance	25
8.3	Delivery of Corporate Documents	25
8.4	Bulk Transfer Law	25
8.5	Employee Matters.	25

ARTICLE 9. CONDITIONS TO BUYER’S OBLIGATION TO CONSUMMATE THE TRANSACTION		26
9.1	Compliance with Agreement	26
9.2	Corporate Authorization	26
9.3	Opinion of Counsel	26
9.4	Good Standing	26
9.5	Noncompetition and Real Property Agreements.	26
9.6	Tax Certificates	27
9.7	Receipt	27
9.8	Instruments of Transfer	27
9.9	Use of Names	27
9.10	U.C.C. Search	27
9.11	401(k) Plan	28
9.12	HSR Act	28

ARTICLE 10. CONDITIONS TO OBLIGATIONS OF SELLER AND SHAREHOLDERS TO CONSUMMATE THE TRANSACTION		28
10.1	Compliance With Agreement	28
10.2	Opinion of Counsel	28
10.3	Noncompetition and Real Property Agreements.	29
10.4	HSR Act	29

ARTICLE 11. INDEMNIFICATION		29
11.1	Seller’s and Shareholders’ Indemnity.	29
11.2	Buyer’s Indemnity.	30
11.3	Special Hazardous Substances Indemnity	30
11.4	Procedure	31
11.5	Costs	32
11.6	Limitations on Indemnification.	32

ARTICLE 12. SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES; RIGHT OF OFFSET		33
12.1	Survival	33
12.2	Right of Offset	34

ARTICLE 13. EXPENSES		34

ARTICLE 14. PURCHASE AND SALE OF THE SELLER PROPERTY AND SHAREHOLDER PROPERTY		34
14.1	Seller Property and Shareholder Property	34
14.2	Inspections of Seller Property and Shareholder Property	34
14.3	Buyer’s Election; Real Property Closing.	34
14.4	Purchase Price for Seller Property and Shareholder Property	37
14.5	Payment for Seller Property and Shareholder Property; Proration of Taxes	37
14.6	Deed	37
14.7	Right to Use Real Property	37

ARTICLE 15. MISCELLANEOUS		38
15.1	Notices	38
15.2	Parties in Interest and Assignment.	38
15.3	Modification	39
15.4	Waiver	39
15.5	Entire Agreement	39
15.6	Execution in Multiple Originals	39
15.7	Headings; Illustrations	39
15.8	Invalid Provisions	39
15.9	Governing Law	39
15.10	Gender	40
15.11	Construction of Agreement	40

Schedules:
Schedule 2.1	Assets
Schedule 2.1A	Leases of Real Property
Schedule 2.1B	Propane Tanks and Other Personal Property
Schedule 2.1C	Leases of Propane Tanks and Other Personal Property
Schedule 2.1D	Contracts
Schedule 2.1E	Intangible Property
Schedule 2.1F	Memberships and Permits
Schedule 2.1G	Patents and Trademarks
Schedule 2.2	Excluded Assets
Schedule 3.1(e)	Propane Company Acquisitions Since July 26, 2005
Schedule 3.2	Allocation of Purchase Price
Schedule 4.5A	Seller Property
Schedule 4.5B	Seller Lease Property
Schedule 4.5C	Shareholder Property
Schedule 4.5D	Shareholder Lease Property
Schedule 4.5E	Third Party Property
Schedule 6.2	Foreign Qualifications
Schedule 6.4	Seller’s Required Consents
Schedule 6.5	Defaults
Schedule 6.6	Approvals, Licenses and Authorizations
Schedule 6.9	Occurrence of Certain Events
Schedule 6.12	Certain Contractual Matters
Schedule 6.13	Insurance Policies
Schedule 6.14	Taxes
Schedule 6.16	Substantial Customers and Suppliers
Schedule 6.17	Litigation, Adverse Events or Violations
Schedule 6.18	Employee Benefit Plans
Schedule 6.18(h)	Employment Arrangements
Schedule 6.18(i)	Change in Control Payments
Schedule 7.3	Buyer’s Required Consents
Schedule 8.5	List of Employees

Exhibits:
Exhibit A	Form of Noncompetition Agreement
Exhibit B	Form of Lease Agreement – Seller Property and Shareholder Property
Exhibit C	Form of Lease Agreement – Seller Lease Property and Shareholder Lease Property
Exhibit D	Form of Assignment and Assumption of Lease – Third Party Property
Exhibit E	Form of Consent and Estoppel of Third Party Landlord
Exhibit F	Opinion of Seller’s Counsel
Exhibit G	Opinion of Buyer’s Counsel
Exhibit H	Bank Account Information for Wire Transfer

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into this 4th day of October, 2005, by and among Dowdle Gas, Inc., a Mississippi corporation (“Seller”), J. Nutie Dowdle and John C. Dowdle, as co-trustees of the John Charles Dowdle Investment Management Trust, J. Nutie Dowdle and John C. Dowdle, each a shareholder of Seller (each individually, a “Shareholder” and collectively, the “Shareholders”), and Inergy Propane, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, substantially all of the operating assets of Seller upon the terms and conditions hereinafter set forth.

B. Shareholders, along with J. Nutie Dowdle as trustee of the Edith Elizabeth Tyler Dowdle Seven Year Trust u/a/d December 30, 2002, and J. Nutie Dowdle as trustee of the J. Nutie Dowdle Seven Year Trust u/a/d December 30, 2002, being the holders of all of the issued and outstanding capital stock of Seller, desire that Seller sell to Buyer substantially all of the assets of Seller upon the terms and conditions hereinafter set forth.

C. Each Shareholder desires to sell to Buyer, and Buyer desires to acquire from each Shareholder, certain real property of such Shareholder that is used by Seller in the conduct of Seller’s business upon the terms and conditions hereinafter set forth.

AGREEMENT

In consideration of the above premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise dictates, both for purposes of this Agreement and all Schedules and Exhibits hereto:

“Agreement” or “this Agreement” shall mean this Asset Purchase Agreement, as amended from time to time by the parties hereto, together with all Schedules and Exhibits hereto.

“Assets” shall mean the entire right, title and interest in and to all of the assets and properties owned or used by Seller in connection with or arising out of the Business of every type and description, tangible and intangible, wherever located and whether or not reflected on the books and records of Seller, including the assets and properties described on Schedule 2.1 hereto, but in no event shall “Assets” include the Excluded Assets.

“Assumed Contracts” shall mean the Contracts set forth on Schedule 2.1A, Schedule 2.1C and Schedule 2.1D hereto.

“Assumed Liabilities” shall have the meaning set forth in Section 4.2(b) hereof.

“Benefit Plans” shall mean any and all pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which Seller is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock options or other stock incentive, bonus incentive, vacation pay, sick pay, severance or termination pay, employment agreement, “cafeteria” or “flexible benefit” plan under Section 125 of the Code, or other employee or director benefit plan, trust, arrangement, contract, agreement, policy or commitment, whether formal or informal, written or oral, under which employees, former employees, directors or former directors of Seller are entitled to participate by reason of their current or prior employment, or current or former directorship, with Seller, including any “employee benefit plan” as defined in Section 3(3) of ERISA, (i) to which Seller is a party or a sponsor or a fiduciary thereof or (ii) with respect to which Seller has made payments, contributions or commitments, or may otherwise have any liability.

“Business” shall mean the business of Seller, including its business with respect to: (i) purchasing, trading, marketing, distributing and selling propane gas on a retail or wholesale basis; and (ii) selling, servicing and installing parts, appliances and supplies related thereto on a retail basis, and which business is being acquired by Buyer pursuant to this Agreement at the Closing.

“Closing” shall mean the transfer by Seller to Buyer of the Assets and by Buyer to Seller of the consideration set forth herein and the consummation of the transactions contemplated by this Agreement, except as relating to the transfer of the Seller Property as contemplated in Article 14 of this Agreement.

“Closing Date” shall be the time of the Closing established pursuant to Section 4.1 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” shall mean all contracts, agreements, understandings, notes, bonds, instruments, leases, subleases, mortgages, licenses, commitments or binding arrangements, express or implied, oral or written.

“Documents and Other Papers” shall mean and include any document, agreement, instrument, certificate, notice, consent, affidavit, letter, statement, file, computer disk, microfiche or other document in electronic format, schedule, exhibit or any other paper whatsoever.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall mean any and all parcels of real property that are owned by Seller or any Shareholder, including the Real Property, and the assets and properties described on Schedule 2.2 hereof.

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Section 6.8 were prepared.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” (i) with respect to Seller and Shareholders shall encompass all facts and information which are within the actual knowledge of J. Nutie Dowdle, John C. Dowdle or John R. Bowen after reasonable inquiry, and (ii) with respect to Buyer shall encompass all facts and information which are within the actual knowledge of John J. Sherman, R. Brooks Sherman or Carl A. Hughes after reasonable inquiry.

“Lien” shall mean any lien, pledge, claim, charge, security interest or encumbrance of any nature whatsoever.

“Material Adverse Effect” means a material adverse change in the Business or its operation or in the condition of the Assets or the Real Property, as a whole; provided, however, that in no event shall any of the following changes, in and of themselves, constitute a “Material Adverse Effect”: (i) any change in the sources of competition in the market in which the Business is located, other than from Seller, or any other change resulting from general business or economic conditions in the United States that affects the market for propane gas or natural gas; (ii) any casualty or condemnation proceeding affecting all or part of the Business, Assets or Real Property which does not result in damage or have an impact in excess of $250,000; (iii) any change resulting from conditions affecting the propane or natural gas industry generally (including any change in laws, generally accepted accounting principles for financial reporting in the United States or regulatory accounting principles generally applicable to such industry), or any change resulting from general business or economic conditions in the United States; (iv) any change that would not be material to the operation of the Business by members of the propane or natural gas industry generally if such operation were continued in the same manner as conducted by Seller prior to the Closing Date, yet would be material to Buyer due to Buyer’s unique circumstances, its proposed change in the operation of the Business or its integration of the Business into its corporate organization; (v) any change resulting from the announcement of any of the transactions contemplated in this Agreement; (vi) any change resulting from compliance by Seller with the terms of, or the taking of any action contemplated by, this Agreement; or (vii) any change in the availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance for the Business or its operation that is of general application to members of the propane or natural gas industry.

“Material Contract” shall mean and involve any Contract that involves, relates to or affects the Business, the Assets or the Real Property, or any of them, if any one or more of the following applies: (i) it involves, or may reasonably be expected to involve, the payment or receipt of Fifty Thousand Dollars ($50,000) or more (whether in cash or in goods or services of an equivalent value) over its term, including renewal options, or Twenty-Five Thousand Dollars ($25,000) during any one year or (ii) it imposes restrictions on the conduct of the Business, including any noncompetition agreement or territorial restriction, or (iii) it was not made in the ordinary and usual course of the Business consistent with past practice, or (iv) it is a continuing contract for the purchase, sale or distribution of materials, supplies, equipment, products or services and is not cancelable on notice of thirty (30) days or less and without liability, premium or penalty, or (v) it burdens, benefits, or imposes liabilities upon, or otherwise with respect to, any real property owned or leased by Seller, or (vi) it is not cancelable on notice of thirty (30) days or less and without liability, premium or penalty, or (vii) the present or prospective Business is dependent upon it to avoid a Material Adverse Effect, or (viii) it involves the future purchase or sale of propane at a fixed price and is not cancelable on notice of thirty (30) days or less and without liability, premium or penalty, or (ix) it is a collective bargaining or other labor union contract.

“Organizational Documents” of an entity shall mean, if a corporation, its articles of incorporation or certificate of incorporation, as the case may be, and Bylaws, and if a limited liability company, its certificate of formation and limited liability company agreement, and, in each case, any other documents, agreements or instruments relating to the creation, formation, organization, governance or ownership of such entity.

“Person” means a natural person, partnership, limited partnership, corporation, limited liability company, trust, government, government agency and any other legal entity.

“Real Property” shall have the meaning set forth in Section 4.5(a) hereof.

“Retained Liabilities” shall have the meaning set forth in Article 5 hereof.

“Seller Lease Property” shall have the meaning set forth in Section 4.5(a) hereof.

“Seller Property” shall have the meaning set forth in Section 4.5(a) hereof.

“Shareholder Lease Property” shall have the meaning set forth in Section 4.5(a) hereof.

“Shareholder Property” shall have the meaning set forth in Section 4.5(a) hereof.

“Third Party Landlord” shall have the meaning set forth in Section 4.5(a) hereof.

“Third Party Lease” shall have the meaning set forth in Section 4.5(f) hereof.

“Third Party Property” shall have the meaning set forth in Section 4.5(a) hereof.

ARTICLE 2. PURCHASE AND SALE OF ASSETS

2.1 Assets. Subject to the terms and conditions hereof and subject to the representations and warranties made herein, at the Closing Seller shall validly sell, assign, transfer, grant, bargain, deliver and convey to Buyer the Assets, including the assets and properties described on Schedule 2.1 hereto.

2.2 Excluded Assets. The Excluded Assets are specifically not being purchased by or transferred to Buyer and are excluded from the Assets.

2.3 Non-Assignable Contracts. This Agreement and any document delivered hereunder shall not constitute an assignment or an attempted assignment by Seller of any right contemplated to be assigned to Buyer hereunder:

(a) Which is not assignable by Seller without the consent of a third party if such consent has not been obtained and such assignment or attempted assignment would constitute a breach thereof; or

(b) If the remedies for the enforcement or any other particular provisions thereof available to Seller would not pass to Buyer.

Seller shall use its best efforts to obtain, within 40 days of the Closing Date, such consents of third parties as may be necessary for the assignment of any such right by Seller, including those listed in Schedule 6.4 hereto; provided, however, that, unless otherwise notified by Buyer, Seller will not be required to take such action with respect to (i) any such right that is subject to termination on thirty (30) days or less without liability, premium or penalty, or (ii) any such right to use shrink-wrap packaged software (i.e., Microsoft and other commercially available software) installed on Seller’s computers. To the extent that any such right of Seller is not assignable or where consents to the assignment thereof are not obtained, at the Closing Seller shall assign to Buyer the full benefit thereof (which shall be deemed to be part of the Assets) and grant to Buyer an irrevocable power of attorney to perform Seller’s covenants and obligations under such rights in respect of the period after the Closing Date, and to enforce Seller’s rights thereunder in the name of Seller but for the benefit of Buyer. Notwithstanding anything to the contrary herein contained, Seller makes no representation or warranty with respect to the enforceability of any covenants not to compete being assigned by Seller to Buyer, including the covenants not to compete for which the remaining payment obligations are set forth on Schedule 6.12 hereto, and Seller is not liable to Buyer or responsible for any Person failing to perform or abide by such covenants not to compete.

ARTICLE 3. PURCHASE PRICE; NONCOMPETITION PAYMENTS

3.1 Aggregate Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Assets is One Hundred Six Million Ninety Thousand Dollars ($106,090,000), plus an amount equal to the sum of the following:

(a) The value of the propane gas inventories of the Business (i) located in Seller’s bulk storage tanks and trucks on September 30, 2005, (ii) located in Seller’s yard tanks (i.e., tanks located on the Real Property) on September 30, 2005, (iii) stored by Seller in the Hattiesburg underground storage facility on September 30, 2005, and (iv) located in the Dixie pipeline and reflected in Seller’s Dixie pipeline shipper’s account on September 30, 2005, with the amount of such inventory to be based upon a reading from the sight gauge located on such bulk storage tanks and trucks for propane gas located therein, upon a reading from the sight gauge, tank scale or other means agreed upon by Buyer and Seller for propane gas in yard tanks, and upon the bailment, detail stock report or similar documentation of the Hattiesburg underground storage facility and of the Dixie pipeline, in each case, determined jointly by a representative of Buyer and a representative of Seller on September 30, 2005, and the value of such inventory in Seller’s bulk storage tanks and trucks and in Seller’s yard tanks to be based upon the lowest wholesale delivered price at which Seller could purchase propane on the Closing Date, the value of such inventory in the Hattiesburg underground storage facility to be based upon the price of $0.97 per gallon with respect to the first 3.5 million gallons of such inventory and upon the Hattiesburg OPIS daily average for propane on the Closing Date with respect to any such inventory in excess of the first 3.5 million gallons, and the value of any such inventory in the Dixie pipeline and reflected in Seller’s Dixie pipeline shipper’s account to be based upon the Hattiesburg OPIS daily average for propane on the Closing Date plus laid in freight charges incurred by Seller for such inventory; provided, however, Seller will cause there to be at least 3.5 million gallons of propane gas stored by Seller in the Hattiesburg underground storage facility on the Closing Date and will be responsible for any shortfall (to the extent that there is less than 3.5 million gallons of propane gas stored by Seller in the Hattiesburg underground storage facility on the Closing Date, Buyer may purchase propane gas in an amount equal to the shortfall and Seller thereupon shall reimburse Buyer for an amount equal to the number of gallons so purchased by Buyer multiplied by the difference between the price per gallon paid by Buyer for such propane and $0.97 per gallon).

(b) The value of the parts and appliances inventories of the Business on the Closing Date that are usable and saleable in the ordinary course of business, with the amount of such inventory to be based upon a physical inventory taken jointly by a representative of Buyer and a representative of Seller on or as soon after the Closing Date as practicable, but in any event within thirty (30) days after the Closing Date, and the value of such inventory to be based upon the actual cost as reflected on Seller’s books and records;

(c) The amount of the accounts receivable arising from the Business and owned by Seller as of the Closing Date that are actually collected by Buyer during the one hundred eighty (180) days immediately following the Closing Date (the “Accounts Receivable”), and collections received by Buyer during such one hundred eighty (180) day period from a customer who owes money on accounts receivables arising from the Business both before and after the Closing Date will be applied first against those accounts receivables that arose before the Closing Date, and second against those accounts receivables that arose after the Closing Date;

(d) An amount equal to the sum of propane deposits of the Business held on account with suppliers on the Closing Date under those of the Assumed Contracts that are for the purchase of propane at a fixed price, as determined by Buyer and Seller from the books and records of Seller on the Closing Date;

(e) An amount equal to the sum of the purchase price paid by Seller with respect to each acquisition by Seller of the business and assets of retail propane companies that was closed from July 26, 2005 to the Closing Date plus the out of pocket transaction costs incurred by Seller in making such acquisition, which acquisitions are listed on Schedule 3.1(e) hereto together with, for each such acquisition, the closing date, the location of the business and assets acquired, the Person who sold such business and assets, the purchase price paid by Seller, the out of pocket transaction costs incurred by Seller in making such acquisition, and the trailing twelve-month propane gallons sold by the business acquired;

(f) An amount equal to the property and ad valorem taxes with respect to the Assets that are required to be paid by Buyer subsequent to the Closing Date, to the extent such taxes were paid in advance by Seller and relate to periods after the Closing Date; and

minus an amount equal to the sum of the following:

(w) An amount equal to the sum of the amounts of the remaining payment obligations of Seller as of the Closing Date in respect of various covenants not to compete, which remaining payment obligations are set forth on Schedule 6.12 hereto;

(x) An amount equal to the sum of the customer deposits and customer budget payment account credits of the Business held by Seller on the Closing Date as determined by Buyer and Seller from the books and records of Seller on or as soon after the Closing Date as practicable, but in any event within five (5) days after the Closing Date (the “Customer Deposits”);

(y) An amount equal to the cost and expense actually incurred by Buyer that is attributable to vacation time and sick time provided to employees of the Business who are hired by Buyer and which is furnished by Buyer to said employees with respect to the period commencing on the Closing Date and ending on December 31, 2005, with such amount being documented in the books and records of Buyer; and

(z) An amount equal to the property and ad valorem taxes with respect to the Assets that are required to be paid by Buyer subsequent to the Closing Date, to the extent such taxes relate to periods prior to the Closing Date. In the event the amount of any such tax in Section 3.1(f) or in Section 3.1(z) cannot be ascertained as of the Closing Date, proration shall be made on the basis of the preceding year and to the extent that such proration may be inaccurate Seller and Buyer agree to make such payment to the other after the tax statements have been received which are necessary to allocate such taxes properly between Seller and Buyer on a pro rata basis as of the Closing Date.

The amount determined pursuant to this Section 3.1 is payable at the times and in the manner specified in Section 4.3 hereof.

3.2 Allocation of Purchase Price. Buyer and Seller agree to allocate the Purchase Price to the Assets in the manner provided on Schedule 3.2 hereto.

3.3 Noncompete Payments. At the Closing on the Closing Date, Seller, J. Nutie Dowdle and John C. Dowdle will enter into a noncompetition agreement with Buyer in the form of Exhibit A attached hereto, pursuant to which Buyer will pay a total of Thirty Thousand Dollars ($30,000) in additional consideration for their performance of such noncompetition agreement.

ARTICLE 4. CLOSING

4.1 Closing Date. The Closing shall take place concurrently with the execution and delivery by Buyer, Seller and Shareholders of this Agreement (such time of Closing is herein called the “Closing Date”), and shall be effective as of 12:01 a.m. on October 1, 2005. Subject to the satisfaction of the conditions set forth in Article 14 hereof, the closing of the purchase of the Seller Property shall take place as provided in Article 14.

4.2 Transfer of Assets. At the Closing:

(a) Seller shall sell, transfer, assign, grant, bargain, deliver and convey to Buyer (or one or more of its designees) all right, title and interest in and to the Assets (other than governmental licenses, permits and approvals to the extent not assignable to Buyer), free and clear of any and all Liens. The transactions contemplated by this Section 4.2(a) shall be effected or evidenced by delivery by Seller to Buyer of bills of sale, assignments, warranty deeds and other documents of transfer reasonably acceptable in form and substance to Buyer.

(b) Buyer shall assume the obligations of Seller accruing after the Closing (and not attributable to any violation, breach or failure to perform occurring prior to the Closing) under the Assumed Contracts to which Seller is a party, with respect to Customer Deposits, with respect to accrued but unused vacation time and sick time to which employees of the Business that are hired by Buyer will be entitled as of the Closing Date and such other obligations of Seller as Buyer may agree in writing to assume prior to the Closing (collectively, the “Assumed Liabilities”). Such assumption of the Assumed Liabilities shall be effected or evidenced by delivery by Buyer to Seller of an appropriate written instrument or instruments of assumption reasonably acceptable in form and substance to Seller.

4.3 Payments by Buyer. Subject to the terms and conditions of this Agreement, Buyer shall make payments to Seller and Shareholders, as follows:

(a) At the Closing, delivering to Seller by wire transfer in immediately available funds to the bank account of Seller identified on Exhibit H attached hereto the aggregate amount of One Hundred Six Million Ninety Thousand Dollars ($106,090,000);

(b) At the Closing, delivering to Seller, J. Nutie Dowdle and John C. Dowdle by wire transfer in immediately available funds to the bank accounts of Seller and the Shareholders identified on Exhibit H attached hereto the aggregate amount of Thirty Thousand Dollars ($30,000), as set forth in the noncompetition agreement referred to in Section 3.3 above;

(c) At the Closing, assuming the Assumed Liabilities and only the Assumed Liabilities; and

(d) Forty (40) days after the Closing, delivering to Seller, a check in an amount equal to the sum of (i) the value of the propane gas inventories of the Business as calculated under Section 3.1(a) above, (ii) the value of the parts and appliances inventories of the Business as calculated under Section 3.1(b) above, (iii) amount of the Accounts Receivable, as calculated under Section 3.1(c) above, actually collected by Buyer within the thirty (30) days following the Closing Date, (iv) the amount of the propane deposits as calculated under Section 3.1(d) above, (v) the amount calculated under Section 3.1(e) above and (vi) the amount calculated under Section 3.1(f) above, which sum shall be reduced by (A) the amount calculated under Section 3.1(w) above, (B) the amount of the Customer Deposits as calculated under Section 3.1(x) above, (C) the amount contemplated by Section 3.1(y) above that is actually incurred by Buyer after the Closing Date through December 31, 2005, and (D) the amount calculated under Section 3.1(z) above;

(e) Seventy (70) days after the Closing, delivering to Seller, a check in an amount equal to the sum of the Accounts Receivable, as calculated under Section 3.1(c) above, actually collected by Buyer between thirty (30) and sixty (60) days following the Closing Date, which sum shall be reduced by the amount contemplated by Section 3.1(y) above that is actually incurred by Buyer after the Closing Date through December 31, 2005 (but only to the extent not already applied to reduce the amount payable to Seller under Section 4.3(d) hereof);

(f) One hundred (100) days after the Closing, delivering to Seller, a check in an amount equal to the sum of the Accounts Receivable, as calculated under Section 3.1(c) above, actually collected by Buyer between sixty (60) and ninety (90) days following the Closing Date, which sum shall be reduced by the amount contemplated by Section 3.1(y) above that is actually incurred by Buyer after the Closing Date through December 31, 2005 (but only to the extent not already applied to reduce the amount payable to Seller under Section 4.3(d) or (e) hereof);

(g) One hundred thirty (130) days after the Closing, delivering to Seller, a check in an amount equal to the sum of the Accounts Receivable, as calculated under Section 3.1(c) above, actually collected by Buyer between ninety (90) and one hundred twenty (120) days following the Closing Date, which sum shall be reduced by the amount contemplated by Section 3.1(y) above that is actually incurred by Buyer after the Closing Date through December 31, 2005 (but only to the extent not already applied to reduce the amount payable to Seller under Section 4.3(d), (e) or (f) hereof);

(h) One hundred sixty (160) days after the Closing, delivering to Seller, a check in an amount equal to the sum of the Accounts Receivable, as calculated under Section 3.1(c) above, actually collected by Buyer between one hundred twenty (120) and one hundred fifty (150) days following the Closing Date, which sum shall be reduced by the amount contemplated by Section 3.1(y) above that is actually incurred by Buyer after the Closing Date through December 31, 2005 (but only to the extent not already applied to reduce the amount payable to Seller under Section 4.3(d), (e), (f) or (g) hereof); and

(i) One hundred ninety (190) days after the Closing, delivering to Seller, a check in an amount equal to the sum of the Accounts Receivable, as calculated under Section 3.1(c) above, actually collected by Buyer between one hundred fifty (150) and one hundred eighty (180) days following the Closing Date, which sum shall be reduced by the amount contemplated by Section 3.1(y) above that is actually incurred by Buyer after the Closing Date through December 31, 2005 (but only to the extent not already applied to reduce the amount payable to Seller under Section 4.3(d), (e), (f), (g) or (h) hereof). After the expiration of the one hundred eighty (180) day period following the Closing Date, Buyer shall review the remaining outstanding accounts receivable arising from the Business and owned by Seller as of the Closing Date and then, within ten days after the expiration of such period, Buyer shall, on a customer by customer basis, either (A) pay to Seller an amount for such remaining outstanding accounts receivables of such customer that is mutually acceptable to Buyer and Seller, or (B) release, assign and transfer to Seller all of Buyer’s right, title and interest in and to such remaining outstanding accounts receivables of such customer; provided, however, that if Buyer and Seller are unable to agree on a mutually acceptable amount in clause (A) with respect to the remaining outstanding accounts receivables of any customer, then clause (B) shall apply to such accounts receivables of such customer. With respect to any such remaining accounts receivable that is released, assigned and transferred to Seller, Seller shall have the right to receive payment of such accounts receivable and pursue collection of such accounts receivable as deemed appropriate by Seller, all at Seller’s cost and expense.

4.4 Sales and Transfer Taxes. Buyer shall be responsible for and agrees to pay when due all sales, use and transfer taxes arising out of the transfer of the Assets by Seller, including recording fees and such taxes payable upon recording the deeds and any memoranda of leases with respect to the Real Property.

4.5 Real Property.

(a) The parcels of real property used by Seller in its conduct of the Business are referred to herein as the “Real Property” and consist of: (i) the real property owned by Seller and described on Schedule 4.5A hereto, and all easements, rights of access and rights-of-way appurtenant thereto and all buildings, improvements and fixtures located thereon, which is subject to Buyer’s purchase pursuant to Article 14 hereof (the “Seller Property”), (ii) the real property owned by Seller and described on Schedule 4.5B hereto, and all easements, rights of access and rights-of-way appurtenant thereto and all buildings, improvements and fixtures located thereon (the “Seller Lease Property”), (iii) the real property owned by one or both Shareholders (or Person controlled by one or both Shareholders) and described on Schedule 4.5C hereto, and all easements, rights of access and rights-of-way appurtenant thereto and all buildings, improvements and fixtures located thereon, which is subject to Buyer’s purchase pursuant to Article 14 hereof (the “Shareholder Property”), (iv) the real property owned by one or both Shareholders (or Person controlled by one or both Shareholders) and described on Schedule 4.5D hereto, and all easements, rights of access and rights-of-way appurtenant thereto and all buildings, improvements and fixtures located thereon (the “Shareholder Lease Property”), and (v) the real property owned by one or more persons or entities other than Seller and Shareholders (or Person controlled by one or both Shareholders)

(each, a “Third Party Landlord”) and described on Schedule 4.5E hereto, and all easements, rights of access and rights-of-way appurtenant thereto and all buildings, improvements and fixtures located thereon (the “Third Party Property”). Seller and Shareholders (or Person controlled by one or both Shareholders) own certain other parcels of real property that are not described on Schedule 4.5A, Schedule 4.5B, Schedule 4.5C or Schedule 4.5D hereto and are not subject to the terms of this Agreement.

(b) At the Closing on the Closing Date, (i) Seller will enter into a Lease Agreement with Buyer in the form of Exhibit B attached hereto with respect to the parcels of the Seller Property, pursuant to which Buyer will acquire a leasehold interest in each such parcel, and (ii) if requested by Buyer, Seller will enter into a Memorandum of Lease with respect to each parcel of the Seller Property specified by Buyer, which Memorandum of Lease will be in a recordable form and as specified by Buyer and reasonably acceptable to Seller. Subject to the terms and conditions hereof and subject to the representations and warranties made herein, Buyer may purchase from Seller the Seller Property at the time and in the manner provided in Article 14 hereof.

(c) At the Closing on the Closing Date, (i) Seller will enter into a separate Lease Agreement with Buyer in the form of Exhibit C attached hereto with respect to each parcel of the Seller Lease Property, pursuant to which Buyer will acquire a leasehold interest in each such parcel, and (ii) if requested by Buyer, Seller will enter into a Memorandum of Lease with respect to each parcel of the Seller Lease Property specified by Buyer, which Memorandum of Lease will be in a recordable form and as specified by Buyer and reasonably acceptable to Seller.

(d) At the Closing on the Closing Date, (i) Seller and each owner of the Shareholder Property will terminate their leases with respect to each parcel of the Shareholder Property, (ii) the owners of the Shareholder Property will enter into a Lease Agreement with Buyer in the form of Exhibit B attached hereto with respect to the parcels of the Shareholder Property, pursuant to which Buyer will acquire a leasehold interest in each such parcel, and (iii) if requested by Buyer, the owners of the Shareholder Property will enter into a Memorandum of Lease with respect to each parcel of the Shareholder Property specified by Buyer, which Memorandum of Lease will be in a recordable form and as specified by Buyer and reasonably acceptable to Seller. Subject to the terms and conditions hereof and subject to the representations and warranties made herein, Buyer may purchase the Shareholder Property from the owners of the Shareholder Property at the time and in the manner provided in Article 14 hereof.

(e) At the Closing on the Closing Date, (i) Seller and each owner of the Shareholder Lease Property will terminate their leases with respect to each parcel of the Shareholder Lease Property, (ii) the owners of the Shareholder Lease Property will enter into a separate Lease Agreement with Buyer in the form of Exhibit C attached hereto with respect to each parcel of the Shareholder Lease Property, pursuant to which Buyer will acquire a leasehold interest in each such parcel, and (iii) if requested by Buyer, the owners of the Shareholder Lease Property will enter into a Memorandum of Lease with respect to each parcel of the Shareholder Lease Property specified by Buyer, which Memorandum of Lease will be in a recordable form and as specified by Buyer and reasonably acceptable to Seller.

(f) At the Closing on the Closing Date, Seller and Buyer will enter into an Assignment and Assumption of Lease in the form of Exhibit D attached hereto with respect to each lease agreement identified on Schedule 2.1A hereof relating to the Third Party Property (each, a “Third Party Lease”), pursuant to which Buyer will acquire Seller’s leasehold interest in each parcel of the Third Party Property. Within forty (40) days after the Closing, Seller will use its best efforts to obtain and furnish to Buyer a consent and estoppel certificate from each Third Party Landlord with respect to Seller’s assignment of each Third Party Lease, which consent and estoppel certificate shall be in the form of Exhibit E attached hereto; provided, however, that the consent of the Third Party Landlord may be excluded from such consent and estoppel certificate with respect to any Third Party Lease if (A) such Third Party Lease is subject to termination by the Third Party Landlord or Seller on notice of thirty (30) days or less without liability, premium or penalty, or (B) such Third Party Lease may be assigned without the consent of the Third Party Landlord (so long as Seller provides any notice and takes any other action, in each case, as may be required under the Third Party Lease as a condition to making any assignment thereof).

ARTICLE 5. LIABILITIES NOT ASSUMED BY BUYER

Anything in this Agreement to the contrary notwithstanding, Seller shall be responsible for all liabilities and obligations of Seller and of the Business not hereby expressly assumed by Buyer (the “Retained Liabilities”), and Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of Seller or of the Business, except the Assumed Liabilities. Without limiting the generality of the foregoing, Buyer shall not assume, or in any way be liable or responsible for, the following Retained Liabilities:

(a) Any liability or obligation of Seller with respect to employment or consulting agreements, pension, profit sharing, welfare and other Benefit Plans, or amounts owing for commissions or compensation, termination, severance or other payments to present or former employees, officers, directors or shareholders of Seller, except with respect to accrued but unused vacation time and sick time to which employees of the Business that are hired by Buyer will be entitled as of the Closing Date;

(b) Any liability or obligation of Seller arising under any Contract that is attributable to any violation, breach or failure to perform occurring prior to Closing, and any liability or obligation of Seller arising under any Contract that is not assumed by Buyer;

(c) Any liability or obligation of Seller, or any consolidated group of which Seller is a member, for any foreign, federal, state, county or local taxes of any kind or nature, or any interest or penalties thereon; or

(d) Any liability or obligation under the Consolidated Omnibus Budget Reconciliation Act, as amended, and the Tax Reform Act of 1986, with respect to employees of Seller (whether salary, hourly or otherwise).

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller and Shareholders hereby, jointly and severally, represent and warrant to Buyer and agree as of the Closing Date as follows:

6.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi, and has all requisite power and authority to own, operate and lease its Assets and to conduct the Business as and where such Business is now conducted. With the exception of its investment in Preferred Energy Group, Seller has no subsidiary and does not hold any equity or other ownership interest in any other entity. Shareholders, J. Nutie Dowdle as trustee of the Edith Elizabeth Tyler Dowdle Seven Year Trust u/a/d December 30, 2002, and J. Nutie Dowdle as trustee of the J. Nutie Dowdle Seven Year Trust u/a/d December 30, 2002 are the sole owners of all of the issued and outstanding capital stock of Seller.

6.2 Due Qualification. Seller is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the nature of its Business or of the properties owned or leased by it makes such qualification necessary. A list of such jurisdictions is attached hereto as Schedule 6.2.

6.3 Authority; Binding Effect. Seller and Shareholders have the right, power, authority, and capacity to execute and deliver this Agreement and all other agreements contemplated hereby to be entered into by it, to perform the obligations hereunder and thereunder on its part to be performed and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and Shareholders of this Agreement and all other agreements and documents contemplated hereby to be entered into by it and the performance of their respective obligations hereunder and thereunder have been duly approved by all necessary action, and no further approvals are required by the officers, directors or shareholders of Seller in connection therewith. This Agreement and all other agreements contemplated hereby to be entered into by it constitute the legal, valid, and binding obligations of Seller and Shareholders, enforceable against such parties in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

6.4 No Creation of Violation, Default, Breach or Encumbrance. The execution, delivery and performance of this Agreement by Seller and Shareholders does not (i) violate (A) any statute, rule or regulation to which such Person is subject or (B) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which such Person is subject, (ii) conflict with or violate any provision of the Organizational Documents of Seller, or (iii) assuming receipt of the consents set forth in Schedule 6.4 hereto and the expiration of the waiting period under the HSR Act, require the consent of any Person or result in the breach of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, violate, conflict with, breach or give rise to any right of termination, cancellation or acceleration of, or to a loss of benefit to which Seller is entitled, under (A) any Contract to which Seller is a party, or (B) any governmental licenses, authorizations, permits, consents or approvals required for Seller to own, license or lease and operate its properties or to conduct its Business as presently conducted by it, to the extent transferable.

6.5 No Present Default. Except as set forth on Schedule 6.5 hereto, all Contracts to which Seller is a party are valid and in full force and effect and constitute legal, valid and binding obligations of Seller. Except as set forth on Schedule 6.5 hereto, Seller is not in default under or in breach of any Contract, and to the Knowledge of Seller and Shareholders, no other parties to any such Contract is in default thereunder or in breach thereof; no event has occurred which, with the passage of time or the giving of notice, would constitute such a breach or default by Seller or, to the Knowledge of Seller and Shareholders, by any such other party; no claim of default thereunder has been asserted or, to the Knowledge of Seller and Shareholders, threatened; and neither Seller nor, to the Knowledge of Seller and Shareholders, any other party thereto, is seeking the renegotiation thereof.

6.6 Approvals, Licenses and Authorizations.

(a) No (i) order, license, consent, waiver, authorization or approval of, or (ii) giving of notice to, or (iii) filing, recording, publication, registration or other action is necessary on behalf of Seller (y) to authorize Seller’s execution, delivery and performance of this Agreement or any other agreement, document or instrument contemplated hereby to be executed and delivered by Seller, or (z) for the legality, validity, binding effect or enforceability with respect to Seller of any of the foregoing.

(b) All licenses, permits and other governmental or regulatory authorizations and approvals required or necessary for Seller to carry on the Business as and where presently conducted by it have been obtained and are in full force and effect, except where the failure to obtain and hold in full force and effect any such licenses, permits and other governmental or regulatory authorizations and approvals would not have a Material Adverse Effect. Schedule 6.6 hereto sets forth a true, correct and complete list of all licenses, permits and other governmental or regulatory authorizations and approvals that, to the Knowledge of Seller and Shareholders, are required or necessary for Seller to carry on the Business as and where presently conducted by it. There are no proceedings pending or, to the Knowledge of Seller and Shareholders, threatened which are likely to result in the revocation, cancellation or suspension or any material modification of any thereof.

6.7 Compliance With Law. To the Knowledge of Seller and Shareholders, Seller is not in violation of any statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal, to which it or any of the Assets is subject.

6.8 Financial Statements.

(a) Seller has delivered to Buyer the balance sheets of Seller as of July 31, 2002, 2003 and 2004 and the related statements of income, shareholder’s equity and cash flows for each of the fiscal years then ended, and the notes thereto, if any, together with the report of Thomas, Kerby and Brown, independent certified public accountants, thereon and the unaudited internally generated balance sheet of Seller as of July 31, 2005 and the related unaudited internally generated statements of income, shareholder’s equity and cash flows for the twelve-month period then ended.

(b) The financial statements referred to in Section 6.8(a) above fairly present the financial position, results of operation and cash flows of Seller as and at the relevant dates thereof and for the periods covered thereby in accordance with GAAP.

(c) Except as set forth in the July 31, 2004 balance sheet of Seller or in the Schedules hereto, Seller has no (i) liabilities or obligations, direct or contingent, accrued or otherwise, of a nature customarily reflected in financial statements in accordance with GAAP, except those incurred after July 31, 2004 in the ordinary course of business consistent with past practice and except lease and other contract obligations and other obligations or liabilities which are disclosed in this Agreement or the Schedules hereto, and (ii) liabilities or obligations under any Benefit Plans except those incurred after July 31, 2004 in the ordinary course of business consistent with past practice and pursuant to the terms of the Benefit Plans.

6.9 Absence of Certain Events. Except as set forth on Schedule 6.9 hereto, since July 31, 2004, the Business has been operated only in the ordinary and normal course of business and in particular:

(a) There has not been any damage, destruction, loss or other adverse change in the Assets or adverse change in the financial condition, results of operations, prospects or condition, financial or otherwise, of Seller with respect to the Business, which would have a Material Adverse Effect;

(b) There has not been any increase or decrease in the compensation payable to or to become payable by Seller to any of the officers, key employees or agents of the Business, or change in any insurance, pension or other beneficial plan, payment or arrangement made to, for or with any of such officers, key employees or agents or any commission or bonus paid to any of such officers, key employees or agents, except for (i) those made in the ordinary course of business consistent with past practice, and (ii) certain bonuses, prompted by the transactions contemplated by this Agreement, which are the sole responsibility of Seller and will be paid by Seller on the Closing Date or promptly thereafter; and

(c) Seller has not (i) incurred any obligation or liability or assumed, guaranteed, endorsed or otherwise become responsible for the liabilities or obligations of any other person (whether absolute, accrued, contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business; (ii) mortgaged, pledged, created or subjected to a Lien any of the Assets; (iii) sold, assigned, transferred, leased or otherwise disposed of any of the Assets, except in the ordinary course of business; (iv) transferred or granted any rights under any Material Contract; (v) modified or changed any Material Contract (other than any such modifications or changes that reflected in the copies of the Material Contracts furnished to Buyer by Seller), or (vi) entered into any transaction, contract or commitment which by reason of its size or otherwise was material to the Business or financial condition of Seller or which was not in the ordinary course of the Business as now conducted.

6.10 Title to and Condition of Properties.

(a) Schedule 4.5A, Schedule 4.5B, Schedule 4.5C, Schedule 4.5D and Schedule 4.5E hereto contains a true, correct and complete list of all real property related to the operation of the Business in which Seller has any interest. An accurate and legally sufficient description of the Seller Property, the Seller Lease Property, the Shareholder Property, the Shareholder Lease Property and the Third Party Property is set forth on Schedule 4.5A, Schedule 4.5B, Schedule 4.5C, Schedule 4.5D and Schedule 4.5E, respectively. Schedule 2.1A hereto contains a true, correct and complete list of all leases and subleases of real and mixed property related to the operation of the Business under which Seller is a lessor or lessee (true, accurate and complete copies of which have previously been delivered to Buyer). Seller has good fee simple title to all of the real properties described on Schedule 4.5A and Schedule 4.5B hereto, free and clear of any mortgage, deed of trust, trust deed, mechanics lien or similar lien, and good, marketable and indefeasible title to all the leasehold estates created by the leases and subleases described on Schedule 2.1A hereto. The Shareholders have good fee simple title to all of the real properties described on Schedule 4.5C and Schedule 4.5D hereto as specified on such Schedules, free and clear of any mortgage, deed of trust, trust deed, mechanics lien or similar lien. As to leasehold estates under the leases and subleases of the Shareholder Property, the Shareholder Lease Property and the Third Party Property, Seller has quiet and peaceable possession of each of the leased properties. All such leases and subleases are in full force and effect, there is no default or event of default by Seller thereunder or, to the Knowledge of Seller and Shareholders, by the other parties to such leases and subleases.

(b) A true, correct and complete list of all propane tanks (by size and location) which are owned by Seller having a fair market or book value per unit in excess of Two Hundred Fifty Dollars ($250) and all other personal property included in the Assets (by type and location) having a fair market or book value per unit in excess of One Thousand Dollars ($1,000) is included on Schedule 2.1B and a true, correct and complete list of all leases of personal property included in the Assets under which Seller is a lessee or lessor involving any propane tank having a fair market or book value per unit in excess of Two Hundred Fifty Dollars ($250), any other personal property having a fair market or book value per unit in excess of One Thousand Dollars ($1,000), or any motor vehicle is included on Schedule 2.1C (true, accurate and complete copies of which have previously been delivered to Buyer). A true, correct and complete list of all propane tanks (by serial number) which are owned by Seller having a fair market or book value per unit in excess of Two Hundred Fifty Dollars ($250) previously has been furnished by Seller to Buyer.

All propane tanks used in the Business which have a capacity of at least one hundred twenty (120) gallons are under contract to customers or are physically located on the plant lot of Seller’s retail locations. Seller has good and indefeasible title to (i) all of the personal property set forth on Schedule 2.1B and indicated as being owned by it, (ii) all of the Assets reflected in the July 31, 2004 balance sheet of Seller, and (iii) all Assets purported to have been acquired by Seller after July 31, 2004, free and clear of all Liens, except for such Assets disposed of in the usual and ordinary course of business consistent with past practices. All of the Assets are in Seller’s possession and control, except that propane tanks leased by Seller to its customers may be located on the premises of the respective customers in accordance with the terms of the applicable lease.

(c) The conduct of the Business by Seller in the ordinary course is not dependent upon the right to use the property of others, except under valid and binding lease agreements identified on Schedule 2.1C hereto and under licenses to use shrink-wrap packaged software (i.e., Microsoft and other commercially available software) installed on Seller’s computers.

(d) Seller owns or has irrevocable rights to use and is transferring to Buyer hereunder all assets, property and rights as are necessary or useful for the conduct of Business as the Business has been conducted during at least the past two years, except for (i) the Excluded Assets, (ii) governmental licenses, permits and approvals to the extent not assignable to Buyer, and (iii) assets, property and rights that have been disposed of in the ordinary course of Seller’s business.

(e) The tangible personal property Assets being transferred by Seller are in good operating condition and repair (ordinary wear and tear excepted).

(f) The values at which the inventories of the Business are carried on Seller’s books of account fairly represent the value thereof, are not in excess of realizable value, and reflect the normal inventory valuation policy of Seller.

(g) The accounts receivable of the Business as shown on Seller’s books and records have arisen in the ordinary course of business, represent valid and enforceable obligations owed to Seller and are recorded as accounts receivable on the books of Seller in accordance with GAAP.

(h) Schedule 3.1(e) hereto sets forth a true, correct and complete list of each acquisition by Seller of the business and assets of retail propane companies that was completed between July 26, 2005 and the Closing Date, including the closing date for such acquisition, the location of the business and assets acquired, the Person from whom such business and assets were acquired by Seller, the purchase price paid by Seller for such business and assets, and the trailing twelve-month propane gallons sold by the business acquired. True, accurate and complete copies of all Contracts relating to each such acquisition previously have been delivered to Buyer.

6.11 Intellectual Property. Seller has no patents or applications therefor, trademarks, trademark registrations or applications therefor, trade names, service marks,

copyrights, copyright registrations or applications therefor, or trade secrets, owned, possessed, used or held by or licensed to Seller and related to the operation of the Business except for its unregistered “Dowdle Gas” logo, its unregistered “Dowdle Gas” trade name and the license to use shrink-wrap packaged software installed on Seller’s computers. There has never been any claim by a third party concerning the “Dowdle Gas” name or logo. At the Closing, Seller will transfer its entire right, title and interest in and to its unregistered “Dowdle Gas” logo, its unregistered “Dowdle Gas” trade name and the license to use shrink-wrap packaged software (i.e., Microsoft and other commercially available software) installed on Seller’s computers to Buyer, together with the goodwill associated therewith. To the Knowledge of Seller and Shareholders, Seller has not infringed upon any unexpired patent, trademark, trademark registration, trade name, copyright, copyright registration, trade secret or any other proprietary or intellectual property right of any party in connection with the operation of the Business. Seller has not given any indemnification for patent, trademark, service mark or copyright infringements.

6.12 Contracts and Commitments.

(a) To the extent not listed on Schedule 2.1A or Schedule 2.1C, Schedule 2.1D hereto lists all Material Contracts related to the operation of the Business to which Seller is a party or by which it or any of its assets or properties are bound (true and correct copies of each of which have been previously delivered to Buyer). Each Material Contract is in full force and effect and embodies the complete understanding between the parties thereto with respect to the subject matter thereof. Except as expressly set forth on Schedule 2.1D, (i) there exists no material default or claim thereof by any party to any Material Contract, (ii) to the Knowledge of Seller and Shareholders, there are no facts or conditions which, if continued or noticed, would result in a default by Seller under any Material Contract, (iii) Seller has not received any notice that any person intends to cancel, modify or terminate any Material Contract, or to exercise or not to exercise any options thereunder, (iv) Seller has not given any notice of cancellation, modification or termination of any Material Contract or of exercise or non-exercise of any options thereunder, (v) each Material Contract is a valid and binding agreement enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity), and (vi) no consent or approval of the other parties to any Material Contract or any person pursuant to any Material Contract is required for the consummation of the transactions contemplated herein except as set forth on Schedule 6.4 hereto, and Seller will use its best efforts to obtain, within 40 days of the Closing Date, all consents and approvals set forth on such Schedule.

(b) Except as set forth on Schedule 6.12 hereto, Seller is not a party to any contract for goods or services or any lease with any officer, director, shareholder, employee or agent of Seller or any affiliate of any such person.

(c) Except as set forth on Schedule 6.12 hereto, Seller has no outstanding power of attorney to any person, firm or corporation for any purpose whatsoever.

(d) With the exception of this Agreement, Seller has not made any contract or agreement or granted any option to sell or otherwise transfer all or a significant part of the capital stock, Assets or Real Property of Seller.

(e) The Customer Deposits (as defined in Section 3.1(x)) are all amounts owed to customers of Seller as a result of amounts held by Seller as a customer deposit. Except as set forth on Schedule 6.12 hereto, Seller grants no discounts or rebates to its customers.

(f) Schedule 6.12 hereto contains a list of all payment obligations of Seller as of the Closing Date in respect of various covenants not to compete, which listing includes the remaining amount of each such obligation.

6.13 Insurance. Schedule 6.13 hereto contains a list of all policies of insurance and bonds of any type presently in force (including all occurrence based policies which provide coverage for events occurring in any of the five years prior to the date hereof) with respect to the Business, including those covering product liability claims and the Assets and operations. Such policies and bonds provide coverage in such amounts, and against such losses and risks, as are maintained by comparable businesses exercising prudent business practices to provide for the protection of the Business and Assets.

6.14 Tax Returns and Tax Audits.

(a) Except as set forth on Schedule 6.14 hereto, Seller has filed with all appropriate governmental agencies all Tax or information returns and Tax reports required to be filed. Except as set forth on Schedule 6.14 hereto, all such returns and reports as are based on income have been prepared on the same basis as those of previous years; and all federal, state, foreign and local income, profits, franchise, sales, use, occupation, property, excise, ad valorem, employment or other taxes (“Tax” or “Taxes”) of Seller, and all interest, penalties, assessments or deficiencies claimed to be due by any such taxing authority with respect to the foregoing have been fully paid.

(b) Seller has made adequate accruals for the payment of all Taxes payable in respect of the period subsequent to the last period for which such taxes were paid, and, to the Knowledge of Seller and Shareholders, Seller has no liability for such taxes in excess of the amounts so paid or accruals so made.

(c) Except as set forth on Schedule 6.14 hereto, Seller is not a party to any pending action or proceeding, nor, to the Knowledge of Seller and Shareholders, is any action or proceeding threatened or contemplated by any governmental authority for assessment or collection of Taxes or any other governmental charges, and no claim for assessment or collection of Taxes or any other governmental charges has been asserted against Seller and remains outstanding, nor, to the Knowledge of Seller and Shareholders, is the assertion of any such claim pending or contemplated nor is there any basis for any such claim. To the Knowledge of Seller and Shareholders, there have been no reports prepared by any agent of the IRS with respect to any Tax matter involving Seller.

(d) Seller is not or has not been required to file any Tax returns with, or pay any Taxes to, any foreign countries or political subdivisions thereof.

6.15 Books and Records.

(a) The books, records and accounts of Seller with respect to the Business (i) are true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Assets by Seller, and (iv) accurately and fairly reflect the depreciation associated with such Assets.

(b) Seller has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for the assets of Seller.

6.16 Substantial Customers and Suppliers. Schedule 6.16 hereto sets forth a true and complete list of the ten largest suppliers to the Business (on the basis of cost) of propane purchased during the twelve months ended July 31, 2004 and 2005, as well as the dollar amounts of such propane purchased during such period. Schedule 6.16 hereto also sets forth a true and complete list of the ten largest customers of the Business (in terms of sales) during the twelve months ended July 31, 2004 and 2005, as well as the dollar amounts of such sales during such period. Except to the extent set forth in Schedule 6.16, since July 31, 2005, no such supplier or customer has ceased or reduced its sales to or purchases from Seller, or given notice of an intention to cease or reduce such sales or purchases.

6.17 No Litigation, Adverse Events or Violations. Except as set forth on Schedule 6.17 hereto, there is no action, suit, claim or legal, administrative, arbitration, condemnation or other proceeding or governmental investigation or examination or any change in any zoning or building ordinance affecting any of the Assets, pending or, to the Knowledge of Seller and Shareholders, threatened or injunction or orders entered, pending or threatened against Seller or any business, properties or assets of Seller, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality to restrain or prohibit the consummation of the transactions contemplated hereby or which, if determined adversely, is reasonably likely to (i) result in a Material Adverse Effect or (ii) materially and adversely affect the consummation of the transactions contemplated by this Agreement.

6.18 Employee Benefit Plans; Labor Matters.

(a) Schedule 6.18 sets forth a true and complete list of any and all Benefit Plans. With respect to the Benefit Plans, individually and in the aggregate, Seller has made available to Buyer, a true and correct copy of (i) the most recent annual report

(Form 5500), if any, filed with the IRS, (ii) such Benefit Plan, (iii) any summary plan description relating to such Benefit Plan and (iv) each trust agreement and group annuity contract, if any, relating to such Benefit Plan.

(b) To the Knowledge of Seller and Shareholders, the Benefit Plans have been operated and administered by Seller in compliance with all applicable laws relating to employment or labor matters including ERISA and the Code. With respect to the Benefit Plans, to the Knowledge of Seller and Shareholders, no event has occurred which would subject Seller to liability (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable statute, order or governmental rule or regulation. With respect to the Benefit Plans, individually and in the aggregate, to the Knowledge of Seller and Shareholders, there has been no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which would result in liability to Seller, and there has been no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration) pending, or to the Knowledge of Seller and Shareholders, threatened.

(c) All contributions to and payments under any Benefit Plan required in respect of periods ending on or before the Closing Date have been made by Seller before the Closing Date or will be made by Seller within thirty (30) days after the Closing Date. There is no agreement, contract or understanding between Seller, on the one hand, and any employee, participant, labor union, collective bargaining unit or other person or entity, on the other hand, that requires or may require any amendment to any of the Benefit Plans.

(d) Each employee pension benefit plan (“Pension Plan”), as defined in Section 3(3) of ERISA, is intended to be tax qualified under Section 401(a) of the Code, and each such Pension Plan has received, or application has been made for, a favorable determination letter from the IRS stating that the Pension Plan meets the requirements of the Code and that any trust or trusts associated with the Plan are tax exempt under Section 501(a) of the Code (and Seller has furnished to Buyer a true, correct and complete copy of such determination letter or application).

(e) Seller does not maintain any Benefit Plan that is funded with a trust that is intended to be tax-exempt under Section 501(c)(9) of the Code.

(f) Seller, and any entity which together with Seller could be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code, does not now maintain or contribute to and, within the immediately preceding three-year period, has not maintained or contributed to, any defined plan that is (i) a benefit plan within the meaning of Section 3(35) of ERISA or (ii) subject to the requirements of Title IV of ERISA.

(g) Seller is not a party to any collective bargaining or other labor union contract. There is no pending or, to the Knowledge of Seller and Shareholders,

threatened, union organization effort, labor dispute, strike or work stoppage relating to employees of Seller and none has occurred within the immediately preceding five (5)-year period. To the Knowledge of Seller and Shareholders, Seller, and any representative or employee of Seller, has not committed any unfair labor practice in connection with the operation of the Business of Seller, and there is no pending or threatened charge or complaint against Seller by the National Labor Relations Board or any comparable state agency. To the Knowledge of Seller and Shareholders, Seller is in compliance with all applicable laws respecting employment, wages, hours, safety and health and other terms and conditions of employment. Seller has not experienced a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (“WARN”) within the immediately preceding three-year period.

(h) Except as set forth on Schedule 6.18(h) hereto, there are no written or oral employment agreements, employment contracts or understandings relating to employment (other than ordinary course arrangements for “at-will” employment) to which Seller is a party.

(i) Except as set forth on Schedule 6.18(i) hereto, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or increase in compensation, benefits or rights or otherwise) becoming due from Seller to any of its employees, former employees, directors or former directors, nor accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due to any such person. Seller has, or promptly following the Closing will, satisfy and discharge each such amount becoming due.

6.19 Business Names. Seller does not do business in any state or country under any name other than “Dowdle Gas, Inc.” or “Dowdle Butane Gas Company” or “Johnson Gas.”

6.20 Brokers and Finders. No broker or finder has acted for Seller or any Shareholder in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based on any agreement, arrangement or understanding made by Seller or any Shareholder.

6.21 Environmental. Except as disclosed on the Phase I and Phase II environmental reports furnished to Buyer by Seller prior to the date hereof:

(a) To the Knowledge of Seller and Shareholders, there has not been, as of the date hereof, any “Release” (as defined in 42 U.S.C. §9601(22)) or threat of a Release of any “Hazardous Substances” (as defined in 42 U.S.C. §9601(14)) or oil, gasoline or other petroleum related products on or about any of the Real Property.

(b) Seller has no contract or agreement and has not otherwise arranged for disposal or treatment, or arranged with a transporter for transport for disposal or treatment, of Hazardous Substances at any “facility” (as defined in 42 U.S.C. § 9601(9)) owned or operated by another Person.

(c) Seller has not accepted any Hazardous Substances for transport to disposal or treatment facilities or sites selected by Seller.

(d) To the Knowledge of Seller and Shareholders, the Real Property and the use thereof is in compliance with and Seller is in compliance with all applicable laws, statutes, ordinances, rules and regulations of any governmental or quasi-governmental authority (federal, state or local) relating to environmental protection, underground storage tanks, toxic waste, hazardous waste, oil or hazardous substance handling, treatment, storage, disposal or transportation, or arranging therefor, respecting any products or materials previously or now located, delivered to or in transit to or from the Real Property, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Superfund Amendments and Reauthorization Act of 1986.

(e) To the Knowledge of Seller and Shareholders, the past disposal practices of Seller relating to Hazardous Substances of Seller (and its predecessors, if any) have been accomplished in accordance with all applicable laws, rules, regulations and ordinances.

(f) Seller has not been notified of, and, to the Knowledge of Seller and Shareholders, there is no basis for, any potential liability of Seller with respect to the clean-up of any waste disposal site or facility. Seller has no information to the effect that any site at which Seller has disposed of Hazardous Substances or oil has been or is under investigation by any local, state or federal governmental body, authority or agency.

(g) Seller has not received any notification of Releases of Hazardous Substances or oil from any governmental or quasi-governmental agency.

6.22 Disclosure. To the Knowledge of Seller and Shareholders, none of the financial statements referred to in Section 6.8 above, or any representation or warranty or other provision contained herein, or in any document, schedule or certificate delivered or to be delivered to Buyer in connection with this Agreement or the transactions contemplated hereby, or any written statement, certificate or other document furnished to Buyer in connection with this Agreement or the transactions contemplated hereby, contains any untrue statement of a fact or omits to state a fact necessary in order to make the statements contained therein not misleading, which is reasonably likely to result in a Material Adverse Effect. There is no fact which has not been disclosed in writing to Buyer by Seller which would be material to a purchaser of the Assets or the Business or which is reasonably likely to result in a Material Adverse Effect.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Shareholders as of the Closing Date, as follows:

7.1 Organization; Documentation. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority and all licenses, authorizations, permits, consents and approvals required to own, license or lease and operate its properties and to conduct its business as presently conducted by it. Buyer is qualified to do business and is in good standing under the laws of the State of Mississippi.

7.2 Authority; Binding Effect. Buyer has the right, power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to be entered into by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and all other agreements and documents contemplated hereby to be entered into by it and the performance by Buyer of its obligations hereunder and thereunder have been duly approved by all necessary action by Buyer. This Agreement and all other agreements contemplated hereby to be entered into by it constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

7.3 No Creation of Violation, Default, Breach or Encumbrance. The execution, delivery and performance by Buyer of this Agreement does not (i) violate (A) any statute, rule or regulation to which Buyer is subject or (B) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which Buyer is subject; (ii) conflict with or violate any provision of the Organizational Documents of Buyer; or (iii) assuming receipt of the consents set forth in Schedule 7.3 hereto and the expiration of the waiting period under the HSR Act, require the consent of any Person or result in the breach of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any Contract to which Buyer is a party, which could adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

7.4 Brokers and Finders. No broker or finder has acted for Buyer in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by Buyer.

7.5 No Litigation, Adverse Events or Violations. There is no action, suit, claim or legal, administrative, arbitration, condemnation or other proceeding or governmental investigation or examination pending or, to Buyer’s Knowledge, threatened against Buyer or injunction or orders entered, pending or threatened against Buyer or any business, properties or assets of Buyer, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality to restrain or prohibit the consummation of the transactions contemplated hereby or which, if decided adversely, is reasonably likely to materially and adversely affect the ability of Buyer to consummate the transactions provided for in this Agreement, including its payment obligations under this Agreement.

7.6 Approvals, Licenses and Authorizations. No (i) order, license, consent, waiver, authorization or approval of, or (ii) giving of notice to, or (iii) filing, recording, publication, registration or other action is necessary on behalf of Buyer (y) to authorize Buyer’s execution, delivery and performance of this Agreement or any other agreement, document or instrument contemplated hereby to be executed and delivered by it, or (z) for the legality, validity, binding effect or enforceability with respect to Buyer of any of the foregoing.

ARTICLE 8. COVENANTS OF THE PARTIES

8.1 Further Assurances. Seller shall execute and deliver or cause to be executed and delivered to Buyer such further instruments of transfer, assignment and conveyance and take such other action as Buyer may reasonably require to more effectively carry out the transfer of the Assets and Business to Buyer and the consummation of the matters contemplated by this Agreement and to place Buyer in a legal position to be assured of the Assets and Business Buyer is acquiring under this Agreement.

8.2 Compliance. Seller and each Shareholder hereby agrees to and shall obtain any and all consents, waivers, amendments, modifications, approvals, authorizations, notations and licenses necessary to the consummation of the transactions contemplated by this Agreement.

8.3 Delivery of Corporate Documents. At or prior to the Closing, Seller shall deliver to Buyer the keys to any improvements located on any of the Real Property, all Documents and Other Papers related to the operation of the Business or the Assets, including all files relating to the receivables and payables (whether current or past), and hard copies of any books or records or Documents and Other Papers or information and data relating to the operation of the Business or the Assets stored on any electronic media, including computers.

8.4 Bulk Transfer Law. The parties hereto each waives compliance by the others with the provisions of any statute of any state or jurisdiction regulating bulk sales or transfers which may be applicable to the sale of the Assets. Seller hereby agrees to indemnify and hold Buyer and its members, officers, employees, agents, representatives, successors and assigns harmless from and against any and all losses, claims, damages, expenses and liabilities (including legal fees and expense) to which Buyer may become subject pursuant to any such bulk transfer or sale statute with regard to the sale of the Assets contemplated by this Agreement.

8.5 Employee Matters.

(a) Schedule 8.5 sets forth a list of all salaried and hourly employees employed by Seller and such employees’ current compensation. Buyer has no obligation to offer employment to any employee, but Buyer has notified Seller of the identity of each employee of Seller employed in the Business to whom Buyer intends to offer employment. Except as set forth in the next sentence, Buyer shall have no liability for any salary or benefits accrued prior to the Closing Date. With respect to employees hired by Buyer, Buyer agrees to afford to such employees their accrued but unused vacation time and sick time as of the Closing Date.

(b) COBRA. Seller shall be solely responsible for any obligations under the Consolidated Omnibus Budget Reconciliation Act, as amended, and the Tax Reform Act of 1986, with respect to its employees (whether salary, hourly or otherwise).

(c) Employment-Related Claims. Seller assumes all liability, costs and expenses (including reasonable attorneys’ fees) for all employment claims which have been filed, or hereafter are filed, by any employee or former employee of Seller relating to arbitrations, unfair labor practice charges, employment discrimination charges, lawsuits, any employment-related tort claim or other claims or charges arising as a result of actions or events which occurred prior to the Closing Date. Except as disclosed on Schedule 6.17 hereto, no such claims have been filed as of the date hereof.

ARTICLE 9. CONDITIONS TO BUYER’S OBLIGATION TO CONSUMMATE THE TRANSACTION

Each and every obligation of Buyer to be performed at or before the Closing hereunder is subject, at the Buyer’s election, to the satisfaction on or prior to the Closing Date of the conditions set forth below.

9.1 Compliance with Agreement. Seller and Shareholders shall have performed all of their respective obligations and agreements, and complied with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by such party on or prior to the Closing Date.

9.2 Corporate Authorization. Buyer shall have received a copy of (a) the Articles of Incorporation of Seller, as in effect on the Closing Date, (b) the Bylaws of Seller, as in effect on the Closing Date, (c) the resolutions of the directors and shareholders of Seller, certified as of the Closing Date by the secretary or assistant secretary thereof, duly authorizing the execution, delivery and performance by Seller of this Agreement and each other agreement and instrument contemplated hereby, together with an incumbency certificate as to the persons authorized to execute and deliver such documents and instruments on its behalf.

9.3 Opinion of Counsel. Buyer shall have been furnished with the opinion of Sirote & Permutt, counsel to Seller and Shareholders, dated the Closing Date and addressed to Buyer, substantially in the form set forth in Exhibit F hereto.

9.4 Good Standing. Seller shall have delivered to Buyer a certificate issued by the appropriate governmental authority evidencing the good standing of Seller as of a date or dates not more than ten (10) days prior to the Closing Date as a corporation of the state in which it was organized.

9.5 Noncompetition and Real Property Agreements.

(a) Seller, J. Nutie Dowdle and John C. Dowdle shall have executed and delivered to Buyer a noncompetition agreement in the form attached hereto as Exhibit A.

(b) Seller shall have executed and delivered to Buyer (i) a Lease Agreement in the form attached hereto as Exhibit B with respect to the parcels of the Seller Property, (ii) a separate Lease Agreement in the form attached hereto as Exhibit C with respect to each parcel of the Seller Lease Property, and (iii) if requested by Buyer, the related Memorandum of Lease with respect to each parcel of the Seller Property and of the Seller Lease Property specified by Buyer.

(c) (i) Seller and each owner of the Shareholder Property and Shareholder Lease Property shall have terminated each lease between them with respect to the Shareholder Property and the Shareholder Lease Property, and (ii) the owners of the Shareholder Property and of the Shareholder Lease Property shall have executed and delivered to Buyer (A) a Lease Agreement in the form attached hereto as Exhibit B with respect to the parcels of the Shareholder Property, (B) a separate Lease Agreement in the form attached hereto as Exhibit C with respect to each parcel of the Shareholder Lease Property, and (C) if requested by Buyer, the related Memorandum of Lease with respect to each parcel of the Shareholder Property and of the Shareholder Lease Property specified by Buyer.

(d) Seller shall have executed and delivered to Buyer an Assignment and Assumption of Lease in the form of Exhibit D attached hereto with respect to each Third Party Lease relating to the Third Party Property, pursuant to which Buyer will acquire Seller’s leasehold interest in each parcel of the Third Party Property.

9.6 Tax Certificates. Seller shall have delivered to Buyer letters or certificates from the appropriate Mississippi, Tennessee, Alabama, Georgia and Florida state agencies indicating that all sales, use and employment taxes payable by Seller on or prior to the Closing Date have been paid and that there is no lien for unpaid sales, use or employment taxes on the Assets, to the extent such letters or certificates are available and have been obtained by Seller prior to the Closing. To the extent that such letters or certificates have not been obtained and delivered prior to the Closing, Seller shall use its best efforts to obtain them as soon as possible within 90 days after the Closing Date and shall deliver them to Buyer.

9.7 Receipt. Seller and Shareholders shall have duly executed and delivered to Buyer an instrument acknowledging receipt of the sums required to be paid on the Closing Date as specified in Section 4.3 above.

9.8 Instruments of Transfer. Seller shall have executed and delivered to Buyer such bills of sale, warranty deeds, assignments and other instruments of transfer and conveyance (in form and substance reasonably satisfactory to counsel for Buyer) as shall be necessary or desirable to vest in Buyer all the right, title and interest in and to the Assets.

9.9 Use of Names. Seller shall have changed its corporate name and adopted a name that does not include the following words or phrases, or any derivatives thereof: “Dowdle Gas,” “Dowdle Propane” or “Dowdle Butane Gas.” Seller has selected “Dowdle Enterprises, Inc.” as its new corporate name.

9.10 U.C.C. Search. Buyer shall have received Uniform Commercial Code search reports (state and local, personal property and fixture) with respect to Seller and any name under which Seller is doing business, for all counties and states in which Seller has any real or personal property or otherwise maintains a place of business or in which Seller’s assets are located shall be provided to Buyer by Seller, and Seller shall have arranged for all Liens on the Assets that are reflected in such search reports to have been discharged as of the Closing Date.

9.11 401(k) Plan. Seller shall have adopted any and all resolutions and taken all other actions that are necessary or appropriate: (i) to fund Seller’s 401(k) Plan as referenced on Schedule 6.18 (the “401(k) Plan”) with any profit sharing and matching contributions that have accrued as of the Closing Date or that otherwise customarily and historically would have been made by Seller prior to the 401(k) Plan’s year end; (ii) to require that all 401(k) Plan participant elective deferrals which are salary reduced by Seller through the Closing Date are remitted to the trustees of the 401(k) Plan as soon after the Closing as is administratively possible and in compliance with ERISA and the Code; (iii) except as set forth immediately above in (i) and (ii) of this Section and except with respect to those persons who continue as employees of Seller, to cease all other contributions to the 401(k) Plan as of the date immediately prior to the Closing Date on behalf of persons who will no longer be employed by Seller; (iv) to fully vest all participant account balances in the 401(k) Plan immediately prior to the Closing Date with respect to persons who terminate employment with the Seller as of the date immediately prior to the Closing Date; and (v) to provide for distribution of the assets of the 401(k) Plan to employees who terminate participation in the 401(k) Plan as of the date immediately prior to the Closing Date, but not earlier than the receipt of a favorable determination letter (which shall be obtained by Seller, at its expense) from the IRS with respect to the termination or partial termination of the 401(k) Plan and the distribution of assets of the 401(k) Plan.

9.12 HSR Act. The waiting period under the HSR Act shall have expired, and there shall not be in force any order of any court of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement by reason of the application of the application of the antitrust laws of the United States.

ARTICLE 10. CONDITIONS TO OBLIGATIONS OF SELLER AND SHAREHOLDERS

TO CONSUMMATE THE TRANSACTION

Each and every obligation of Seller and Shareholders to be performed at or before the Closing hereunder is subject, at such party’s election, to the satisfaction on or prior to the Closing Date of the conditions set forth below.

10.1 Compliance With Agreement. Buyer shall have performed all of its obligations and agreements and complied with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by Buyer on or prior to the Closing Date, including the tender of payment of the amounts to be paid by Buyer at the Closing pursuant to Section 4.3 hereof.

10.2 Opinion of Counsel. Seller shall have been furnished with the opinion of Laura Ozenberger, vice president and general counsel to Buyer, dated the Closing Date and addressed to Seller, substantially in the form set forth in Exhibit G hereto.

10.3 Noncompetition and Real Property Agreements.

(a) Buyer shall have executed and delivered to Seller, J. Nutie Dowdle and John C. Dowdle a noncompetition agreement in the form attached hereto as Exhibit A.

(b) Buyer shall have executed and delivered to Seller (i) a Lease Agreement in the form attached hereto as Exhibit B with respect to the parcels of the Seller Property, and (ii) a separate Lease Agreement in the form attached hereto as Exhibit C with respect to each parcel of the Seller Lease Property.

(c) Buyer shall have executed and delivered to the owners of the Shareholder Property and of the Shareholder Lease Property (i) a Lease Agreement in the form attached hereto as Exhibit B with respect to the parcels of the Shareholder Property, and (ii) a separate Lease Agreement in the form attached hereto as Exhibit C with respect to each parcel of the Shareholder Lease Property.

(d) Buyer shall have executed and delivered to Seller an Assignment and Assumption of Lease in the form of Exhibit D attached hereto with respect to each Third Party Lease relating to the Third Party Property, pursuant to which Buyer will acquire Seller’s leasehold interest in each parcel of the Third Party Property.

10.4 HSR Act. The waiting period under the HSR Act shall have expired, and there shall not be in force any order of any court of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement by reason of the application of the application of the antitrust laws of the United States. All filing fees payable to the Federal Trade Commission with respect to the filing under the HSR Act shall be paid by Buyer.

ARTICLE 11. INDEMNIFICATION

11.1 Seller’s and Shareholders’ Indemnity.

(a) Subject to the provisions of this Article 11, Seller and Shareholders, from and after the Closing Date, jointly and severally agree to, indemnify and hold Buyer and its members, directors, officers, agents, employees, representatives, successors and assigns, harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and attorneys’ and accountants’ fees and disbursements) (collectively “Damages”) incurred in litigation or otherwise, and any investigation relating thereto, by any of the above-named persons, directly or indirectly, resulting from or in connection with:

(i) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by Seller or Shareholders in this Agreement or in any other agreement, certificate, schedule, exhibit or writing delivered to Buyer pursuant to this Agreement;

(ii) The Retained Liabilities;

(iii) All debts, obligations, expenses and liabilities and costs (other than the Assumed Liabilities) incurred, arising out of or in connection with any transaction or series of transactions or any facts or series of facts existing on the Closing Date or which occurred on or prior to the Closing Date relating to the Assets or the Real Property or to the ownership, lease or operation thereof by Seller, including violations, actual or alleged, of or any other liabilities under or in connection with any law, statute, ordinance, rule or regulation, except to the extent Damages are caused by Buyer; and

(iv) Any action, suit, proceeding or claim incident to any of the foregoing.

(b) Seller and each Shareholder hereby acknowledges and agrees that should Seller or any Shareholder make any claim or institute any actions, suits or proceedings with respect to the validity or applicability of this indemnification provision, each such party shall be responsible for all Damages incurred by Buyer in connection therewith.

11.2 Buyer’s Indemnity.

(a) Subject to the provisions of this Article 11, Buyer, from and after the Closing Date, shall indemnify and hold Seller and Shareholders harmless from and against any Damages incurred by Seller and/or Shareholders resulting from or in connection with:

(i) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by Buyer in this Agreement or in any other agreement, certificates, schedule, exhibit or writing delivered by Buyer to Seller or Shareholders pursuant to this Agreement;

(ii) The Assumed Liabilities; and

(iii) Any action, suit, proceeding or claim incident to any of the foregoing.

(b) Buyer hereby acknowledges and agrees that should Buyer make any claim or institute any actions, suits or proceedings with respect to the validity or applicability of this indemnification provision, Buyer shall be responsible for all Damages incurred by Seller and Shareholders in connection therewith.

11.3 Special Hazardous Substances Indemnity. Subject to the provisions of this Article 11, Seller and Shareholders, from and after the Closing Date, jointly and severally agree to indemnify, protect and hold harmless Buyer and its members, officers, agents, employees, representatives, successors and assigns from and against any and all Damages (including reimbursement of clean-up costs) directly or indirectly arising from or as a result of (a) claims, actions or causes of action, including those involving toxic torts and those seeking reimbursement of clean-up costs, which arise out of the handling, treatment, storage, disposal or transportation or arranging therefor, by Seller of any pollutant, contaminant or hazardous substance or toxic substance (including any constituent thereof) and which handling, treatment, storage, disposal or transportation or arrangement therefor occurred or began, in whole or in part, on or prior to the Closing Date, even though such claim, action or cause of action may be made or filed after the Closing Date, (b) Seller, by contract, agreement or otherwise, prior to the Closing, arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment of any Hazardous Substance (as defined in Section 6.21(a) hereof) at any facility owned or operated by another person or entity, (c) Seller accepting, prior to the Closing, any Hazardous Substance for transport to disposal or treatment facilities or sites selected by Seller, (d) any Release (as defined in Section 6.21(a) hereof) or threat of a Release, actual or alleged, of Hazardous Substances or oil, gasoline or other petroleum related products upon, about or into the Real Property or respecting any products or materials prior to the Closing located upon, delivered to or in transit to or from the Real Property whether or not such Release or threat of a Release occurs as the result of the negligence or misconduct of Seller or any third party or otherwise, or (e) any violation, actual or alleged, of or any other liability under or in connection with any law, statute, ordinance, rule or regulation of any governmental or quasi-governmental authority relating to environmental protection or environmental matters, specifically including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Superfund Amendments and Reauthorization Act of 1986. Furthermore, in the event Buyer is required to clean up any Real Property as a result of contamination occurring prior to the Closing, Seller and Shareholder hereby agrees to conduct such environmental cleanup to the full extent required by any regulatory authorities having jurisdiction over the subject matter thereof.

11.4 Procedure. All claims for indemnification by a party under this Article 11 (the party claiming indemnification and the party against whom such claims are asserted being hereinafter called the “Indemnified Party” and the “Indemnifying Party,” respectively) shall be asserted and resolved as follows:

(a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall with reasonable promptness (within 30 days of such claim or demand being made by such third party or a period of more than 30 days if the defense or opposition of such claim or demand would not be adversely affected by such longer period) give notice (the “Claim Notice”) to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand). The Indemnifying Party shall have thirty (30) days from the delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall, subject to the last sentence of this paragraph, have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations, provided that to the satisfaction of the Indemnified Party, the Indemnifying Party shall secure the Indemnified Party against such contested claims by posting a bond or otherwise. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter all on behalf, for the account and at the risk of the Indemnifying Party. Notwithstanding the foregoing, if the basis of the proceeding relates to a condition of operations which existed or were conducted both prior to and after the Closing Date or if the Indemnified Party would be otherwise adversely affected as a result of any adverse decision of such proceeding, each party shall have the same right to participate at its own expense and at its own risk in the proceeding without either party having the right of control.

(b) If any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes such claim, such dispute, if it is not settled without resort to litigation, shall be resolved by litigation in an appropriate court of competent jurisdiction.

11.5 Costs. If any legal action or other proceeding is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement (including the indemnification provision), or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

11.6 Limitations on Indemnification.

(a) The indemnification obligations of the parties in this Article 11 shall survive the Closing for a period of eighteen (18) months thereafter, except that (i) indemnification claims relating to Seller’s title to and ownership of the Assets and the respective responsibilities of the parties for the Retained Liabilities and the Assumed Liabilities shall survive the Closing for a period of six (6) years thereafter; (ii) indemnification claims relating to Taxes and Benefit Plans shall survive the Closing for the period of the applicable statute of limitations, (iii) indemnification claims relating to environmental matters shall survive the Closing until (A) in the case of indemnification claims asserted under Section 11.3 hereof with respect to any parcel of Seller Property or Shareholder Property purchased by Buyer pursuant to Article 14 hereof, the closing date for Buyer’s purchase of such parcel, (B) in the case of indemnification claims asserted under Section 11.3 hereof with respect to any parcel of Seller Lease Property or Shareholder Lease Property for which Buyer has elected to waive its option to reject such parcel pursuant to Section 14.3(b) hereof, the date on which Buyer has given notice of such election, and (C) in the case of all other indemnification claims relating to environmental matters, the earlier of the date of the expiration of the applicable statute of limitations for such matters or the expiration of a period of six (6) years after the Closing; and (iv) any indemnification claim asserted during the applicable survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

(b) Notwithstanding anything to the contrary contained or implied in this Agreement, (i) no party will be required to indemnify any other party hereto in respect of any Damages suffered by such party unless and until the aggregate dollar amount of such Damages shall have exceeded $530,000, and then only to the extent that such amount of Damages exceeds such amount, and (ii) the aggregate Damages for which an Indemnifying Party will be obligated to indemnify an Indemnified Party under this Article 11 shall not exceed $10,600,000; provided, however, the limitations contained in this Section 11.6(b) shall not apply to (A) any failure of Buyer to pay the Purchase Price as provided herein, (B) any failure of Seller to sell and transfer the Assets to Buyer free and clear of all Liens, (C) any failure of Seller to perform its obligations under Section 8.5, (D) any breach of Sellers’ obligations with respect to Retained Liabilities (excluding any Contracts and rights contemplated by Section 2.3 hereof) or of Buyer’s obligations with respect to the Assumed Liabilities, and (E) any breach by Seller or of Buyer of their respective obligations in Article 13 hereof; and provided further, however, the limitation contained in Section 11.6(b)(i) shall not apply to (1) any Damages suffered by Buyer with respect to environmental matters or conditions associated with any parcel of Seller Property or Shareholder Property and which relate to conditions existing or events occurring prior to the closing date for Buyer’s purchase of such parcel pursuant to Article 14 hereof, (2) any Damages suffered by Buyer with respect to environmental matters or conditions associated with any parcel of Seller Lease Property or Shareholder Lease Property and which relate to conditions existing or events occurring prior to the date on which Buyer has given notice of its election to waive its option to reject such parcel pursuant to Section 14.3(b) hereof, and (3) any Damages suffered by Buyer with respect to environmental matters or conditions associated with any parcel of Third Party Property and which relate to conditions existing or events occurring prior to the expiration of Buyer’s option to reassign the applicable Third Party Lease back to Seller pursuant to the related Assignment and Assumption of Lease; and provided further, however, the limitation contained in Section 11.6(b)(ii) shall be reduced, dollar for dollar, to the extent of any costs incurred by Seller in effecting any remedy required to be made by Seller pursuant to Section 14.2, up to a maximum reduction of $5,980,000.

ARTICLE 12. SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS

AND WARRANTIES; RIGHT OF OFFSET

12.1 Survival. Subject to Section 11.6, all representations, warranties, covenants and agreements made by the parties each to the other in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions contemplated by this Agreement, and may be fully and completely relied upon by Buyer and by Seller and Shareholders, as the case may be, notwithstanding any investigation made by such party or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing.

12.2 Right of Offset. Seller and Shareholders have made certain representations and warranties to Buyer in this Agreement and the Schedules and Exhibits attached hereto in connection with Buyer’s acquisition of the Assets. As a result of such representations, warranties and agreements, there exists the possibility that Seller or Shareholders will be liable to Buyer and/or be required to indemnify Buyer in accordance with this Agreement. Any obligation of Buyer to Seller or to any Shareholder is subject to any such liability or indemnification, and Buyer may, at its election, offset against any payment required by Buyer pursuant to this Agreement or the Schedules and Exhibits attached hereto, an amount equal to or less than the amount that such party may be liable to Buyer or may be required to pay Buyer pursuant to such indemnification.

ARTICLE 13. EXPENSES

Except as otherwise set forth herein, each party agrees to pay, without right of reimbursement from any other, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of their respective obligations hereunder, including the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.

ARTICLE 14. PURCHASE AND SALE OF THE SELLER PROPERTY AND SHAREHOLDER PROPERTY

14.1 Seller Property and Shareholder Property. Subject to the terms and conditions hereof and subject to the representations and warranties made herein, at the closing for the Seller Property or Shareholder Property, as the case may be, as provided in this Article 14, Buyer shall purchase from the respective owner of such Seller Property or Shareholder Property (Seller or a Shareholder, as the case may be), and Seller or Shareholders, as the case may be, shall validly sell, assign, transfer, grant, bargain, deliver and convey to Buyer, the Seller Property described on Schedule 4.5A hereto and the Shareholder Property described on Schedule 4.5C hereto.

14.2 Inspections of Real Property.

(a) Seller has delivered to Buyer, or within ten (10) days after the Closing Date Seller will deliver to Buyer, all title reports, title abstracts, title commitments and title policies, including exception documents identified therein, surveys and environmental site assessments and reports, in each case, in the possession or control of Seller or of any Shareholder with respect to any parcel of the Real Property.

(b) On or after the Closing Date, Buyer and its representatives and agents may conduct such investigations of the title to the Real Property as Buyer considers necessary or advisable. In this regard, Buyer may order such commitments for title insurance, policies of title insurance and land surveys with respect to any or all parcels of the Real Property as Buyer may determine in its sole discretion. Each such commitment for title insurance, policy of title insurance and survey will be at Buyer’s expense and will contain such endorsements and conform to such specifications as Buyer may determine in its sole discretion. Buyer shall notify Seller in writing if the commitment for title insurance, policy of title insurance or survey discloses any Liens, easements, restrictions, reservations or other defects or any other matters which Buyer in good faith believes would materially interfere with Buyer’s use of any parcel of the Real Property in the operation of its business, or would materially detract from the value or marketability of Buyer’s interest in such parcel, and therefore are not acceptable. Thereupon, Seller shall promptly remedy each such matter to Buyer’s reasonable satisfaction and provide evidence reasonably acceptable to Buyer reflecting that such remedy has been effected; provided, however, that Seller will not be required to effect such remedy in the event its cost of doing so would exceed the portion of the Real Property Price allocated to the affected parcel of Seller Property or Shareholder Property on Schedule 4.5A or Schedule 4.5C hereto or the aggregate rent required to be paid by Buyer under the lease of the affected parcel of any other Real Property, as the case may be.

(c) On or after the Closing Date, Buyer and its representatives and agents may conduct such inspections and assessments of the Real Property as Buyer considers necessary or advisable, including environmental assessments of the Real Property. In this regard, Buyer may order such environmental assessments, inspections and re-inspections with respect to the Real Property as Buyer may determine in its sole discretion. Each such assessment, inspection and re-inspection will be at Buyer’s expense, will conform to such specifications as Buyer may determine in its sole discretion and will be performed by environmental consultants selected by Buyer and reasonably satisfactory to Seller. Buyer shall notify Seller in writing if the environmental condition of any of the parcels of Real Property is, in Buyer’s reasonable judgment supported by documentation prepared by a qualified professional, not acceptable. Thereupon, Seller shall promptly remedy each such matter to Buyer’s reasonable satisfaction and provide evidence reasonably acceptable to Buyer reflecting that such remedy has been effected; provided, however, that Seller will not be required to effect such remedy in the event its cost of doing so would exceed the portion of the Real Property Price allocated to the affected parcel of Seller Property or Shareholder Property on Schedule 4.5A or Schedule 4.5C hereto or the aggregate rent required to be paid by Buyer under the lease of the affected parcel of any other Real Property, as the case may be.

(d) All of Buyer’s investigations, inspections and assessments with respect to the Real Property must be completed by 5:00 p.m. local time on the first anniversary of the Closing Date; provided, however, that if Buyer has notified Seller of any unacceptable Liens, easements, restrictions, reservations, defects, environmental conditions or other matters with respect to any parcel of Real Property pursuant to Section 14.2(b) or (c) hereof, the period during which Buyer may conduct such investigations, inspections and assessments with respect to such parcel shall be extended until Seller has remedied each matter identified.

14.3 Buyer’s Election; Real Property Closing.

(a) After Buyer has completed its investigations, inspections and assessments with respect to any parcel of the Seller Property or Shareholder Property, Buyer will notify the owner of such parcel either that (i) Buyer is electing to purchase such parcel, or (ii) Buyer is electing to reject such parcel from the purchase transaction and waive its option to purchase such parcel; provided, however, that if Buyer has notified Seller of any unacceptable Liens, easements, restrictions, reservations, defects, environmental conditions or other matters with respect to such parcel pursuant to Section 14.2(b) or (c) hereof and Seller has remedied each matter identified, Buyer will give the notice contemplated by Section 14.3(a)(i). If Buyer gives notice of its election to purchase a parcel of Seller Property or Shareholder Property, Buyer and the owner of such parcel will proceed to closing of Buyer’s purchase of such parcel. In that event, the closing for Buyer’s purchase of such parcel will occur on the last business day of the calendar month in which such notice is given (if such notice is given on or before the 20th day of the month, otherwise on the last business day of the immediately following calendar month); provided, however, Buyer and the owner of such parcel may agree to close with respect to one or more parcels of the Seller Property or Shareholder Property, as the case may be, on different dates. If Buyer gives notice of its election to reject a parcel of Seller Property or Shareholder Property, the Real Property Price shall be reduced by the amount allocated to such parcel on Schedule 4.5A or Schedule 4.5C hereto, as the case may be, and Buyer will vacate such parcel by the time specified in the Lease Agreement for such parcel (which Lease Agreement will be in the form attached hereto as Exhibit B) and will be solely responsible for the costs and expenses incurred by it in relocating Assets from such parcel to another location; provided, however, that if Buyer desires to continue to lease the affected parcel, Buyer may notify the owner of such parcel of such desire and thereupon Buyer and such owner shall negotiate in good faith for a mutually acceptable lease agreement with respect to such parcel, which lease would include an indemnification of Buyer by such owner with respect to all Liens, easements, restrictions, reservations, defects, environmental conditions or other matters with respect to such parcel that were identified by Buyer pursuant to Section 14.2(b) or (c) hereof and that have not been remedied by Seller.

(b) After Buyer has completed its investigations, inspections and assessments with respect to any parcel of the Seller Lease Property or Shareholder Lease Property, Buyer will notify the owner of such parcel either that (i) Buyer is electing to reject such parcel, or (ii) Buyer is electing to waive its option to reject such parcel; provided, however, that if Buyer has notified Seller of any unacceptable Liens, easements, restrictions, reservations, defects, environmental conditions or other matters with respect to such parcel pursuant to Section 14.2(b) or (c) hereof and Seller has remedied each matter identified, Buyer will give the notice contemplated by Section 14.3(b)(ii). If Buyer gives notice of its election to reject such parcel, Buyer will vacate such parcel by the time specified in the Lease Agreement for such parcel (which Lease Agreement will be in the form attached hereto as Exhibit C) and will be solely responsible for the costs and expenses incurred by it in relocating Assets from such parcel to another location; provided, however, that if Buyer desires to continue to lease the affected parcel, Buyer may notify the owner of such parcel of such desire and thereupon

Buyer and such owner shall negotiate in good faith for a mutually acceptable lease agreement with respect to such parcel, which lease would include an indemnification of Buyer by such owner with respect to all Liens, easements, restrictions, reservations, defects, environmental conditions or other matters with respect to such parcel that were identified by Buyer pursuant to Section 14.2(b) or (c) hereof and that have not been remedied by Seller.

14.4 Purchase Price for Seller Property and Shareholder Property. The aggregate purchase price (the “Real Property Price”) for the Seller Property and Shareholder Property is Five Million Nine Hundred Eighty Thousand Dollars ($5,980,000) (allocated among the parcels of Seller Property and Shareholder Property as provided on Schedule 4.5A and Schedule 4.5C hereto).

14.5 Payment for Seller Property and Shareholder Property; Proration of Taxes.

(a) Subject to the terms and conditions of this Agreement, Buyer shall make payment to the owner of the Seller Property or Shareholder Property being purchased by Buyer (Seller or a Shareholder, as the case may be) by wire transfer in immediately available funds to the bank account of such owner identified on Exhibit H attached hereto, or at Buyer’s option, through escrow with a title company or escrow or other closing agent, of the portion of the Real Property Price allocated as provided on Schedule 4.5A or Schedule 4.5C to the parcel of the Seller Property or Shareholder Property being purchased by Buyer, which payment shall be made at the closing for such parcel as set forth in Section 14.3 above.

(b) All property taxes and special assessments payable in respect of any parcel of the Seller Property and Shareholder Property being purchased by Buyer pursuant to this Article 14 shall be prorated between Buyer and the owner of such parcel on the basis of the actual days elapsed between the commencement of the tax year in which the closing date for such parcel occurs and such closing date, based on a 365-day year. In the event the amount of any such tax or assessment cannot be ascertained as of the closing date for such parcel, proration shall be made on the basis of such amount for the preceding year and to the extent that such amount may be inaccurate the owner of such parcel and Buyer agree to make such payments to the other after the tax statements have been received which are necessary to allocate such taxes and assessments properly between the owner of such parcel, on the one hand, and Buyer, on the other hand, on a pro rata basis as of such closing date.

14.6 Deed. At the closing for Buyer’s purchase of any parcel of the Seller Property or Shareholder Property pursuant to this Article 14, the owner of such parcel shall execute and deliver to Buyer such deeds and other instruments of transfer and conveyance (in form and substance reasonably satisfactory to the Buyer’s title company and counsel for Buyer) as shall be necessary or desirable to vest in Buyer all the right, title and interest in and to such parcel.

14.7 Right to Use Real Property. Pursuant to the Lease Agreements in the forms attached hereto as Exhibit B and Exhibit C, from and after the Closing Date, Buyer and its agents have the right to enter upon the Seller Property, the Seller Lease Property, the Shareholder Property and the Shareholder Lease Property, including all improvements located thereon, and to use such Real Property in the conduct of Buyer’s business. This right automatically shall expire at the times, or under the circumstances, specified in such Lease Agreements.

ARTICLE 15. MISCELLANEOUS

15.1 Notices. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and personally delivered or sent by certified mail, return receipt requested, postage prepaid, by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to Seller and/or Shareholders:	If to Buyer:

Dowdle Enterprises, Inc.	Inergy Propane, LLC
P. O. Box 8060	Two Brush Creek Blvd., Suite 200
Columbus Mississippi 39705	Kansas City, Missouri 64112
Attn: J. Nutie Dowdle	Attn: Laura Ozenberger

With a copy to:

Sirote & Permutt, P.C.
2311 Highland Avenue South
Suite 500
Birmingham, Alabama 35205
Joseph S. Bluestein, Esq.

or such other persons and/or addresses as shall be furnished in writing by any party to the other party, and shall be deemed to have been given only upon its delivery in accordance with this Section 15.1.

15.2 Parties in Interest and Assignment.

(a) This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies or obligations or liabilities under or by reason of this Agreement.

(b) Except as provided in Section 15.2(c) hereof, neither this Agreement nor any of the rights or duties of any party hereto may be transferred or assigned to any Person except by a written agreement executed by all of the parties hereto.

(c) Notwithstanding the above, Buyer may transfer and assign all or any portion of its rights under this Agreement in connection with any merger, consolidation or conversion of Buyer or any sale of all or substantially all of the assets of Buyer.

15.3 Modification. This Agreement may not be amended or modified except by a writing signed by an authorized representative of the party against whom enforcement of the change is sought. No waiver of the performance or breach of, or default under, any condition or obligation hereof shall be deemed to be a waiver of any other performance, or breach of, or default under the same or any other condition or obligation of this Agreement.

15.4 Waiver. Each party hereto may, by written notice to the other party hereto: (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance by such other party with any of the conditions or covenants of the other contained in this Agreement; or (d) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken by or on behalf of any party, including any investigation by or on behalf of such party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

15.5 Entire Agreement. This Agreement embodies the entire agreement between the parties hereto and there are no agreements, representations or warranties between the parties other than those set forth or provided herein. All Exhibits and Schedules called for by this Agreement and delivered to the parties are incorporated herein and made a part of this Agreement by this reference thereto with the same force and effect as if the same had been specifically set forth in this Agreement.

15.6 Execution in Multiple Originals. This Agreement may be executed in multiple originals, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

15.7 Headings; Illustrations. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Illustrations and examples set forth in this Agreement are not be construed to limit, expressly or by implication, the matter they illustrate.

15.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

15.9 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of enforcement, validity and performance.

15.10 Gender. Masculine pronouns used in this Agreement shall be construed to include feminine and neuter pronouns, and words in the singular shall include the plural, unless the context otherwise requires.

15.11 Construction of Agreement. No consideration may be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement. The word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions. The word “or” is disjunctive but not necessarily exclusive.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement on the date first above written.

DOWDLE GAS, INC.		JOHN CHARLES DOWDLE INVESTMENT MANAGEMENT TRUST

By:		By:
Name:	J. Nutie Dowdle	Name:	J. Nutie Dowdle
Title:	Chief Executive Officer	Title:	Co-Trustee

		Name:	John C. Dowdle
		Title:	Co-Trustee

J. NUTIE DOWDLE		JOHN C. DOWDLE

INERGY PROPANE, LLC

By:
Name:	Carl A. Hughes
Title:	V. P. – Business Development